UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 29, 2012

AMERICAN REALTY CAPITAL TRUST, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-35439	71-1036989
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of principal executive offices)

(212) 415-6500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.

Preliminary Results of Modified “Dutch Auction” Tender Offer Announced

American Realty Capital Trust, Inc. (“ARCT” or the “Company”) was pleased to announce today the preliminary results of its modified ‘‘Dutch Auction’’ tender offer for the purchase of up to $220 million in value of shares of its common stock, which expired at 12:00 Midnight, Eastern Time, on March 28, 2012. The Company announced that it was pleased to process the full amount of the tender offer as initially contemplated and meet the validly tendered requests submitted by tendering shareholders.

Based on the preliminary count by Computershare, Inc., the paying agent for the tender offer, and ARC Advisory Services, LLC, the depositary for the tender offer, a total of 28,610,225 shares of ARCT’s common stock were properly tendered and not properly withdrawn at or below the final purchase price of $10.50 per share, including 1,209,196 shares that were tendered through notice of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the paying agent and the depositary, ARCT will accept for purchase 20,952,380 shares of ARCT’s common stock validly tendered and not properly withdrawn prior to the expiration of the tender offer at a purchase price of $10.50 per share, for an aggregate cost of approximately $220,000,000, excluding fees and expenses relating to the tender offer. Based on this preliminary count, the 20,952,380 shares to be accepted for purchase in the tender offer represent approximately 11.7% of ARCT’s currently issued and outstanding shares of common stock. Based on these preliminary numbers, ARCT anticipates that following settlement of the tender offer, it will have approximately 158,476,032 million shares outstanding.

Due to the oversubscription of the tender offer, based on the preliminary count described above, ARCT will accept for purchase on a pro rata basis approximately 73.2% of the shares validly tendered and not properly withdrawn at or below the purchase price of $10.50 per share by each tendering stockholder (other than “odd lot” holders, whose shares will be purchased on a priority basis).

The number of shares to be purchased, the purchase price and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the paying agent and the depositary and is based on the assumption that all shares tendered through notice of guaranteed delivery will be delivered within three business days of the expiration of the tender offer. The final number of shares to be purchased, the final purchase price and the final proration information will be announced following completion of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

The press release announcing the preliminary results of the tender offer is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Withdrawal of Registration Statement

In addition, the Company today announced that it has voluntarily withdrawn its Registration Statement on Form S-11 (Registration No. 333-179533) (the “Registration Statement”) that was filed on February 15, 2012 with the United States Securities and Exchange Commission (the “SEC”) to register additional shares of its common stock in a secondary offering under the Securities Act of 1933, as amended. The Registration Statement has not been declared effective by the SEC, and no securities have been sold in connection with the offering pursuant to the Registration Statement. Given that the Company is pleased with the results of the tender offer, the Company has elected to withdraw the Registration Statement because it does not believe that it needs the proceeds from an equity offering at this time and that the withdrawal of the Registration Statement is consistent with the public interest and the protection of its investors.

The press release announcing the withdrawal of the Registration Statement is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Elimination of Fractional Shares

The Company has decided to eliminate any existing fractional shares of its common stock. Section 2-214(a)(4) of the Maryland General Corporation Law authorizes the Company to "[p]ay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined". The Company plans to eliminate all outstanding fractional shares of common stock by paying each holder of a fractional share an amount in cash equal to the fair value of such fractional share as of the date of the payment. The fair value of each fractional share will be equal to the fraction of a share being repurchased multiplied by the closing price of the Company’s common stock on The NASDAQ Global Select Market as of the date of payment. The Company plans to eliminate its fractional shares in two steps. First, any fractional shares as of Friday, March 30, will be eliminated. Second, any fractional shares created as a result of the tender offer will be eliminated, if necessary.

Item 9.01.    Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release Announcing Preliminary Results of Modified Dutch Auction Tender Offer, dated March 29, 2012
99.2	Press Release Announcing Withdrawal of Registration Statement, dated March 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMERICAN REALTY CAPITAL TRUST, INC.

March 29, 2012	By:	/s/ William M. Kahane
	Name:	William M. Kahane
	Title:	Chief Executive Officer and President